EXHIBIT 3.12

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

COALQUEST DEVELOPMENT LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of CoalQuest Development LLC (the “Company”) is made and entered into as of April 13, 2006 (the “Effective Date”), by ICG, LLC, as the sole member (the “Member”) of the Company.

RECITAL

WHEREAS, the Company was formed by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on December 4, 2003 pursuant to and in accordance with the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101 et seq., as amended from time to time (the “Act”).

WHEREAS, the original members of the Company were admitted on December 29, 2003 and January 29, 2004;

WHEREAS, the Company and the original members of the Company entered into an Amended and Restated Limited Liability Company Agreement, dated as of January 29, 2004 (the “Original LLC Agreement”);

WHEREAS, the membership interests of the original members of the Company were acquired by the Member, in connection with which the Company and the Member entered into a First Amendment to Amended and Restated Limited Liability Company Agreement on November 18, 2005; and

WHEREAS, the Company and the Member desire to amend and restate the Original LLC Agreement, as amended, as set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Member hereby agree as follows:

AGREEMENT

1. Name. The name of the limited liability company is CoalQuest Development LLC.

2. Term. The term of the Company will be unlimited unless dissolved in accordance with the Act.

3. Purpose. The Company is organized for the purpose of purchasing, owning and holding coal reserves and associated assets and leasing such coal reserves and associated assets to Anker Coal Group, Inc. and its subsidiaries, or other persons, and engaging in other activities related to the ownership, operation or development of such coal reserves and associates assets. Furthermore, the Company is formed for the purpose of engaging in any lawful act or activity for which a limited liability company may be formed under the Act and engaging in any and all activities necessary or incidental to the purposes described in this Section 3.

4. Office; Registered Agent. The Company will maintain a registered office in Delaware at, and the name and address of the Company’s registered agent in Delaware is, The Corporation Service Company, Corporation Trust Center, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The business address of the Company will be at such place as the Board of Directors will, from time to time, determine.

5. Member. The sole Member of the Company holds 100% of the legal and equitable ownership interest of the Company, as reflected with its name and address on Schedule A attached hereto. The Member’s legal and equitable ownership interest in the Company, including such Member’s share of the Company’s profits and losses and rights to receive distributions of the Company’s assets in accordance herewith and with the Act, is referred to herein as a “Membership Interest.”

6. Foreign Qualification. The Company may qualify to do business in any state that recognizes limited liability companies and in which it is necessary or expedient for the Company to transact business. The officers of the Company are authorized to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices, to make and file all necessary certificates, reports, powers of attorney and other instruments as may be required or appropriate under the laws of such state, to authorize the Company to transact business therein and, whenever it is expedient for the Company to cease doing business therein, to withdraw therefrom, to revoke any appointment of an agent or attorney for service of process, and to file such certificates, reports, revocations of appointment or surrenders of authority of the Company to do business in any such state, territory, dependency or country.

7. Taxation. The Member intends that the Company will be treated as a partnership for federal and, if applicable, state and local income tax purposes, and the Member and the Company will file all such income tax returns and will otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

8. Powers; Management; Board of Directors; Officers.

(a) The business and affairs of the Company will be managed by the Board of Directors (having all of the rights and powers which are possessed by a manager under the Act pursuant to Section 18-402 of the Act), subject to the provisions of this Agreement. The Board of Directors will be responsible and have sole authority for all aspects of the management and direction of the Company and will have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by a manager under the Act, subject to the provisions of this Agreement.

(b) The initial Board of Directors will consist of those persons whose names are set forth on Schedule B hereto. Thereafter, the number of Directors constituting the whole board will be at least one, such number to be fixed from time to time by action of the Member or of the Board of Directors. Each Director will serve as a Director until the earlier to occur of his death, retirement, resignation or removal by the Member. Any Director may be removed with or without cause by the Member. Upon the death, retirement, resignation or removal of any Director, the remaining Directors, if any, or the Member will designate the replacement Director, if any.

(c) Any action that, under any provision of the Act or this Agreement, is to be taken by the Board of Directors may be taken (x) at a meeting of the Board of Directors held at such place and time, on such terms (including telephone meetings at which all Directors participating can hear each other) and after such notice (unless waived before or after the meeting) as the Board of Directors may determine, or (y) without a meeting by written consent signed by the required number of Directors necessary to take such action. The Board of Directors will meet at such times as may be determined by the Board of Directors.

(d) Each Director will be entitled to cast one vote with respect to any decision to be made by the Board of Directors. Any decision to be made by the Board of Directors will require the affirmative vote of a majority of the entire Board of Directors. Approval or action by the Board of Directors will constitute approval or action by the Company.

(e) Except as otherwise provided herein, the Member will not participate in the management of or have any control over the Company’s business nor will the Member have the power to represent, act for, sign for or bind the Board of Directors or the Company. The Member hereby consents to the exercise by the Board of Directors of the powers conferred on it by this Agreement. The Board of Directors may waive any notice to which it is entitled, and the Board of Directors may ratify any action previously taken.

(f) The Board of Directors may appoint one or more officers (which may include members of the Board of Directors) of the Company with such powers, titles and duties as may be approved by the Board of Directors. Each officer will hold office until the death, retirement, resignation or removal of such officer. The Board of Directors may remove any officer for cause or without cause. The initial officers of the Company are set forth on Schedule B hereto.

(g) The Company is entitled to reimburse the Directors for their reasonable expenses incurred in attending each Board of Directors or committee meeting or otherwise serving as Director.

9. Members. The Member is not an agent of the Company solely by virtue of being a Member, and the Member has no authority to act for the Company solely by virtue of being a Member. The Member will not be entitled to vote on any matter, except as required by law or as otherwise expressly set forth herein. Any Member who takes any action or binds the Company in violation of this Section 9 will be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and will indemnify and hold the Company harmless with respect to such loss or expense.

10. Capital Contributions. The Member has contributed to the Company the amount set forth opposite its name on Schedule A attached hereto, as may be amended from time to time.

11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company.

12. Capital Accounts. A capital account (“Capital Account”) will be maintained for the Member on the books of the Company. The Member’s Capital Account will initially equal the amount of cash and the fair market value of any property contributed by such Member to the Company in accordance with Section 10. The Member’s Capital Account will be maintained in accordance with the rules contained in United States Treasury Regulations Section 1.704-1(b).

13. Membership Interest. The Membership Interest in the Company shall consist of 100 Membership Units. The Membership Units of the Member constitute a “security” governed by Article 8 of the Uniform Commercial Code as in effect in any applicable jurisdiction, including the States of Delaware and New York. The Company shall issue to each holder of a Membership Unit one or more certificates, substantially in the form of Exhibit A attached hereto and signed by such officer of the Company as the Board of Directors authorizes and prescribes, in the name of such holder to evidence its Membership Interest. The following legend (in addition to any other legends required by applicable law or otherwise) shall be typed on each such certificate:

THIS CERTIFICATE EVIDENCES A MEMBERSHIP INTEREST IN COALQUEST DEVELOPMENT LLC AND SHALL BE A “SECURITY” GOVERNED AND FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY APPLICABLE JURISDICTION INCLUDING THE STATE OF DELAWARE AND ANY JURISDICTION IN WHICH THIS CERTIFICATE IS HELD BY A PLEDGEE HEREOF.

14. Allocation of Profits and Losses. The Company’s profits and losses will be allocated to the Member.

15. Distributions. Distributions will be made to the Member at the times and in the aggregate amounts determined by the Board of Directors.

16. Withdrawal of a Member. A Member may withdraw from the Company in accordance with the Act.

17. Admission of Additional Members. One or more additional members may be admitted to the Company upon the Transfer of any Membership Interest in accordance with Section 18 or with the consent of the Board of Directors and Schedule A shall be amended accordingly.

18. Transfers and Assignments. Notwithstanding Section 17 above, the Member may transfer, sell, assign (including as security and as a result of any foreclosure sale arising from such security) or otherwise dispose of (“Transfer”) all or any part of its Membership Interest in the sole discretion of such Member without consent of the Company, including, without limitation, pursuant to any pledge or collateral assignment and any Transfer in connection with the foreclosure thereof.

19. Liability of Member; Board of Directors. Neither the Member nor a member of the Board of Directors (or any affiliate thereto) will have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

20. Exculpation of the Board of Directors. None of the Board of Directors, any Director, any Member, any officer, any employee, or any agent of the Company will be liable, responsible or accountable, in damages or otherwise, to any Member, the Company or any other person for any act performed by them, or failure to act, in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement or on such officers by this Agreement or by the Board of Directors, except that if a judgment or other final adjudication adverse to such person establishes that such person’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such person personally gained in fact a financial profit or other advantage to which such person knew such person was not legally entitled or, that with respect to a distribution to the Member, such Member’s acts were not performed in accordance with the Act.

21. Indemnification. The Company hereby agrees to indemnify and hold harmless each Member, Director, officer, employee or agent of the Company to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including reasonable attorneys’ fees and expenses, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such person by reason of the fact that such person is or was a Member, Director, officer, employee or agent of the Company or is or was serving as a Member, Director, officer, employee or agent of a subsidiary of the Company; provided, that no such person will be indemnified for any expenses, liabilities and losses suffered that are attributable to such person’s bad faith, intentional misconduct or knowing violation of law (as described in Section 20). Expenses, including reasonable attorneys fees and expenses, incurred by any such indemnified person in defending a proceeding will be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such person to repay promptly such amount if it will ultimately be determined that such person is not entitled to be indemnified by the Company.

22. Severability. Should any provision of this Agreement be held to be enforceable only if modified, such holding will not affect the validity of the remainder of this Agreement, the balance of which will continue to be binding upon the Member with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

23. Governing Law. This Agreement will be governed by, and construed under, the internal laws of the State of Delaware.

24. Amendment. Except for amendments to Schedule A referred to in Section 17, this Agreement may be amended only in writing and upon the approval of the Member.

25. Original Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter contained herein including the Original Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

COMPANY

COALQUEST DEVELOPMENT LLC

By:	/s/ Eugene Kitts
O. Eugene Kitts, President and Manager

MEMBER

ICG, LLC

By:	/s/ William D. Campbell
William D. Campbell, Vice President, Treasurer and Assistant Secretary

SCHEDULE A

Name and Address of Member	Capital Contribution	Membership Units	Membership Interest
ICG, LLC	$3,250,000	100	100%
2000 Ashland Drive Ashland, KY 41101-7058